UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 10, 2006

Black Box Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-18706	95-3086563
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1000 Park Drive
Lawrence, Pennsylvania	15055
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (724) 746-5500
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
          On April 10, 2006, Black Box Corporation, a Delaware corporation (“Black Box”), and Platinum Equity, LLC, a Delaware limited liability company (“Platinum”), entered into an Interest Purchase Agreement (the “Purchase Agreement”). Pursuant to the Purchase Agreement, and subject to the terms and conditions thereof, Black Box, or one or more affiliates of Black Box, will purchase (the “Acquisition”) 100% of the outstanding membership interests of NextiraOne, LLC, a Delaware limited liability company (“NXO”), NextiraOne New York, LLC, a Delaware limited liability company (“NXO NY”), and NextiraOne Federal, LLC, a Delaware limited liability company (“NXO Federal”), and 100% of the partnership interests of NextiraOne California L.P., a California limited liability partnership (“NXO CA,” and, together with NXO, NXO NY and NXO Federal, the “Companies”). The Companies, along with certain subsidiaries of the Companies that are also being acquired in the Acquisition (the “Subsidiaries”), are engaged in the business of providing integrated enterprise network, IP telephony, voice and data solutions and services to customers in the commercial market place primarily in the United States and Canada as well as to the United States government, United States government agencies and United States government contractors.
          The purchase price for the Acquisition is $103,950,000, subject to pre-closing and post-closing adjustments of the purchase price based on the equity book value of the Companies and Subsidiaries (total assets less total liabilities, as adjusted by the parties for certain items) as of the closing date. The purchase price is to be paid in cash.
          The consummation of the Acquisition is conditioned upon certain matters set forth in Articles 7 and 8 of the Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

2.1	Interest Purchase Agreement by and between Platinum Equity, LLC and Black Box Corporation dated as of April 10, 2006.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Black Box Corporation
Date: April 13, 2006	By:	/s/ Michael McAndrew
Michael McAndrew
Chief Financial Officer, Treasurer and Principal Accounting Officer

Exhibit Index

Exhibit No.	Description

2.1	Interest Purchase Agreement by and between Platinum Equity, LLC and Black Box Corporation dated as of April 10, 2006.